Advaxis Announces Appointment of Dr. Robert Petit to Chair of Scientific Advisory Board and Departure as Chief Scientific Officer

PRINCETON, N.J. (May 13, 2019) – Advaxis, Inc. (NASDAQ: ADXS) (the “Company”), a late-stage biotechnology company focused on the discovery, development and commercialization of immunotherapy products, today announced that Robert Petit, Ph.D. will be leaving his position as Chief Scientific Officer at the end of the month. Dr. Petit will assist the Company in transitioning his duties over the next several weeks, and will continue to support the Company as an advisor and consultant in his capacity as the new Chair of the Advaxis Scientific Advisory Board, effective June 3, 2019.

“Advaxis’ clinical and preclinical programs have grown and matured significantly during Dr. Petit’s time with the Company, and we are grateful for his guidance and expertise as Chief Scientific Officer. Over the past several years our business has transitioned from research and validation to one with a product portfolio featuring multiple programs in various stages of clinical development. We appreciate Robert’s work in bringing us to this point,” said Kenneth A. Berlin, President and Chief Executive Officer of Advaxis. “On behalf of Advaxis, I would like to thank Robert for his scientific leadership and extensive contributions to the Company’s progress. We look forward to his continued support as Chair of our Scientific Advisory Board.”

“Over the past nine years I’ve had the opportunity to guide the evolution of a technology platform that I continue to believe will have an important impact on the future of cancer therapies. This technology has potential to be among the best vectors available for generating T cell responses against personal and shared neoantigens and other tumor-specific targets,” said Dr. Petit. “It is with mixed emotions that I leave my role as the Chief Scientific Officer, however, I am excited to continue providing scientific guidance to Advaxis as we progress toward clinical validation of the platform in furtherance of Advaxis’ mission to improve the lives of people with cancer.”

About Advaxis, Inc.

Advaxis, Inc. is a late-stage biotechnology company focused on the discovery, development and commercialization of proprietary Lm-based antigen delivery products. These immunotherapies are based on a platform technology that utilizes live attenuated Listeria monocytogenes (Lm) bioengineered to secrete antigen/adjuvant fusion proteins. These Lm-based strains are believed to be a significant advancement in immunotherapy as they integrate multiple functions into a single immunotherapy and are designed to access and direct antigen presenting cells to stimulate anti-tumor T cell immunity, activate the immune system with the equivalent of multiple adjuvants, and simultaneously reduce tumor protection in the tumor microenvironment to enable T cells to eliminate tumors. Advaxis has four programs in various stages of clinical development: ADXS-HPV for cervical cancer; ADXS-NEO, a personalized neoantigen-directed therapy for multiple cancers; ADXS-503 for non-small cell lung cancer, from its ADXS-HOT off-the-shelf neoantigen-directed program; and ADXS-PSA for prostate cancer.

To learn more about Advaxis, visit www.advaxis.com and connect on Twitter, LinkedIn, Facebook and YouTube.

Advaxis Forward-Looking Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially include: the success and timing of our clinical trials, including subject accrual; our ability to avoid any clinical holds and to resolve FDA’s partial clinical hold; our ability to obtain and maintain regulatory approval and/or reimbursement of our product candidates for marketing; our ability to obtain the appropriate labeling of our products under any regulatory approval; our plans to develop and commercialize our products; the successful development and implementation of our sales and marketing campaigns; the size and growth of the potential markets for our product candidates and our ability to serve those markets; our ability to successfully compete in the potential markets for our product candidates, if commercialized; regulatory developments in the United States and other countries; the rate and degree of market acceptance of any of our product candidates; new products, product candidates or new uses for existing products or technologies introduced or announced by our competitors and the timing of these introductions or announcements; market conditions in the pharmaceutical and biotechnology sectors; our available cash; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; our ability to obtain additional funding; our ability to obtain and maintain intellectual property protection for our product candidates; the success and timing of our preclinical studies including IND-enabling studies; the timing of our IND submissions; our ability to get FDA approval for study amendments; the timing of data read-outs; the ability of our product candidates to successfully perform in clinical trials; our ability to initiate, enroll, and execute pilots and clinical trials; our ability to maintain collaborations; our ability to manufacture and the performance of third-party manufacturers; the performance of our clinical research organizations, clinical trial sponsors and clinical trial investigators; our ability to successfully implement our strategy; and, other risk factors identified from time to time in our reports filed with the SEC. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

CONTACT:

Investors:
LHA Investor Relations
Yvonne Briggs, (310) 691-7100

ybriggs@lhai.com

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